Exhibit 99.2

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DIGITAL REALTY ANNOUNCES PRICING OF SENIOR NOTES OFFERING

SAN FRANCISCO, CA – September 23, 2015 – Digital Realty Trust, Inc. (NYSE: DLR) announced today that its wholly owned subsidiary, Digital Delta Holdings, LLC, priced a private placement of $500 million aggregate principal amount of 3.400% Notes due 2020 (the “2020 notes”) and $450 million aggregate principal amount of 4.750% Notes due 2025 (the “2025 notes”, and together with the 2020 notes, the “notes”) at 99.777% and 100% of the principal amount of the 2020 notes and 2025 notes, respectively. The notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. and its operating partnership subsidiary, Digital Realty Trust, L.P.

The net proceeds from the offering are expected to be used to fund a portion of the aggregate purchase price for the previously announced pending acquisition of Telx Holdings, Inc. To the extent that there are excess net proceeds, such excess net proceeds may be applied to repay borrowings under Digital Realty Trust, L.P.’s global revolving credit facility. If the acquisition of Telx Holdings, Inc. is not completed by February 11, 2016, or if the related merger agreement is terminated prior to such date, all of the notes will be required to be redeemed at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, up to, but not including, the date of redemption.

Following the acquisition of Telx Holdings, Inc., Digital Delta Holdings, LLC will be merged with and into Digital Realty Trust, L.P., with Digital Realty Trust, L.P. surviving the merger and assuming Digital Delta Holdings, LLC’s obligations under the notes by operation of law.

The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. For a description of such risks and uncertainties, see the reports and other filings by Digital Realty Trust, Inc. and Digital Realty Trust, L.P. with the U.S. Securities and Exchange Commission, including the combined Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.